Perma-Fix Provides Update on Matters Relating to its 2007 Financials
and Receives Amendment from its Lender

ATLANTA - April 8, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced that its lender amended and modified the method of calculating the fixed charge coverage ratio covenant contained in the loan agreement. With receipt of this amendment and based on the company’s projections, Perma-Fix now believes it will be able to demonstrate that it will comply with the fixed charge coverage ratio contained in the company’s loan agreement during 2008.

Prior to receipt of the amendment, as discussed in the company’s 2007 Form 10-K (“2007 10-K”), Perma-Fix was unable to demonstrate that it could comply with the fixed charge coverage ratio in its loan agreement as of the end of the first and second quarters of 2008. As a result, approximately $11.4 million of long-term debt was reclassified to current, the company reported a working capital deficit of approximately $17.2 million, and certain of the company’s lenders’ had the ability to accelerate Perma-Fix’s indebtedness under its credit facilities. As a result, the company’s independent registered public auditors included a “going concern” paragraph in their report covering Perma-Fix’s 2007 financial statements.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, “with receipt of this amendment and based on our projections, we believe we are now able to demonstrate that we will be able to comply with the fixed charged coverage ratio contained in our agreement during 2008.” These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides funding for the new remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2007 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316